Exhibit 10.6

This document is part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended. This document may be used only in connection with our offer and sale of the securities hereunder. You cannot use this document to offer or sell the securities that you acquire hereunder to anyone else. A paper version of this document and the other documents constituting the complete prospectus are available upon request by contacting the Human Resources department.

FORM OF

ENHABIT, INC.

RESTRICTED STOCK UNIT AGREEMENT
(Pursuant to the 2022 OMNIBUS PERFORMANCE INCENTIVE PLAN)

This Restricted Stock Unit Agreement (this “Agreement”) is made as of ___________________ (the “Grant Date”), by Enhabit, Inc., a Delaware corporation (the “Corporation”), and                       (“Grantee”) pursuant to the Enhabit, Inc. 2022 OMNIBUS PERFORMANCE INCENTIVE PLAN (the “Plan”). Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

1.
Grant of Award.  The Corporation hereby grants to Grantee, as of the Grant Date and subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein,                     Restricted Stock Units (the “RSUs”).

2.
Vesting.  The RSUs granted to Grantee shall be fully vested as of the Grant Date and shall be settled on the second business day (the “Settlement Date”) following the earlier of (i) the date on which Grantee ceases to serve on the Board of Directors for any reason or (ii) the date of Grantee’s death or Disability.

3.
Form of Payment.  Each RSU granted hereunder shall represent the right to receive one share of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation upon the settlement of each RSU, subject to adjustment pursuant to Section 16.1 of the Plan.

4.
Dividend Equivalents.  Additional RSUs shall be credited to Grantee’s account as of each date (a “Dividend Date”) on which cash dividends or special dividends and distributions are paid with respect to the Common Stock, provided that the record date with respect to such dividend or distribution occurs prior to the Settlement Date.  The number of RSUs to be credited to Grantee’s account under the Plan as of any Dividend Date shall equal the quotient obtained by dividing (a) the product of (i) the number of the RSUs credited to such account on the record date for such dividend or distribution and (ii) the per share dividend (or distribution value) payable on such Dividend Date, by (b) the Fair Market Value of a share of the Common Stock as of such Dividend Date.

5.
Restrictions on Transfer.  RSUs may not be transferred or otherwise disposed of by Grantee, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Committee, or by will or the laws of descent and distribution.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the RSUs by any holder thereof in violation of the provisions of this Agreement shall be valid, and the Corporation will not transfer any of such RSUs on its books, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Corporation.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

6.
Approvals.  No shares of the Common Stock shall be issued under this Agreement unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee.  The Committee shall have the right to condition any issuance of shares to Grantee on Grantee’s undertaking in writing to comply with such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

7.
Taxes.  Grantee understands that Grantee (and not the Corporation) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.  At the time Grantee recognizes taxable income in respect to the RSUs, Grantee shall owe to the Corporation an amount equal to the federal, state or local taxes, if any, the Corporation determines it is required to withhold under applicable tax laws with respect to the payment of the RSUs.  At the Corporation’s discretion, Grantee may satisfy the foregoing requirement by one or a combination of the following methods:  (a) making a payment to the Corporation in cash or cash equivalents; (b) with the consent of the Corporation, by authorizing the Corporation to withhold cash otherwise due to Grantee; (c) authorizing the Corporation to withhold a portion of the shares of the Common Stock to be received hereunder having a value equal to or less than the minimum amount required to be withheld or (d) a combination of the foregoing.

8.	No Voting Rights. The RSUs shall not provide for or confer on Grantee any rights to vote on matters submitted to the stockholders of the Corporation.

9.
Compliance with Law and Regulations.  This Agreement, the RSUs granted hereby and any obligation of the Corporation hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

10.
Incorporation of Plan.  This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

11.	Binding Agreement; Successors. This Agreement shall bind and inure to the benefit of the Corporation, its successors and assigns, and Grantee and Grantee’s personal representatives and beneficiaries.

12.
Governing Law; Administration and Interpretation.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. The Plan shall be administered by the Committee, pursuant to Section 4 of the Plan. Furthermore, the interpretation and construction of any provision of the Plan or of the Award by the Committee shall be final, conclusive and binding. In the event there is any inconsistency or discrepancy between the provisions of this Award and the provisions of the Plan, the provisions of the Plan shall prevail.

13.
Amendment.  This Agreement may be amended or modified by the Corporation at any time. Notwithstanding the foregoing, no amendment or modification that is adverse to the rights of Grantee as provided by this Agreement shall be effective unless set forth in a writing signed by the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its officer thereunder duly authorized and Grantee has hereunto set his hand, all as of the day and year set forth below.

ENHABIT, INC.

Name: Barbara Jacobsmeyer
Title: President and CEO

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

GRANTEE

[Director name]

Dated as of:  __________________, 20___